UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Vermillion, Inc.

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March 1, 2013

To my Fellow Shareholders:

Enclosed is a copy of our 2012 10K and a proxy supplement including the 2012 information, now that it is available. To be clear, there is no change to the proposals communicated previously and being voted on at our 2012 Annual Meeting to be held on March 21, 2013.

For the upcoming meeting, your Board of Directors will nominate, Roberta L. (Robin) Della Vedova, a person with extensive experience in the diagnostic healthcare business. Robin has both large and small company experience. She has been involved with companies in both women’s health and cancer diagnostics. Robin co-founded a company that provided molecular solid tumor testing to physicians and she was personally involved in financing the business while managing the operations of the business. She was instrumental in the negotiations of the sale of the business to a larger company. In her most recent responsibility, Robin expanded the global sales of the diagnostic product line of a life sciences business until it was sold. Robin brings all the skill sets necessary to be a positive contributing member of our Board of Directors. Please vote “FOR” Robin Vedova on the BLUE proxy card. Her experience and expertise will be a tremendous addition to the Board.

Your board is not opposed to having a shareholder as a member of the board. We have twice offered the Goggin Group this option and both times were refused or had strings attached requiring the payment of fees and expenses of $500,000. I have been told by Mr. Bessenyei that the group’s plan is to eventually take control of the Board. If that were to happen, what other fees and expenses would be requested and potentially approved to benefit the Goggin Group. It is time to stop this now!

Vermillion is requesting shareholder approval to increase the number of authorized shares in the 2010 Stock Incentive Plan by 1,300,000 shares (the “Incentive Plan”). We currently have only 22,471 shares available under this plan, clearly not enough shares to attract qualified executives and directors to Vermillion. Your Company needs to replenish shares in the Incentive Plan in order to attract and retain qualified officers, directors and employees. We are not asking for you to approve the Incentive Plan to enrich the officers and directors as the Goggin Group suggests, we are asking you to approve the Incentive Plan to attract and compensate executives, directors and employees. Without the approval of the Incentive Plan, we will have to increase our cash compensation to these individuals. Furthermore, if our executives and directors receive cash compensation instead of stock or options, we are highly likely to continue to lose qualified candidates which occurred during the recent CEO search. Please vote “FOR” the Incentive Plan on the BLUE proxy card. The Incentive Plan is crucial for attracting and retaining qualified officers and directors to lead Vermillion in the future.

As a fellow shareholder and Interim CEO, I ask that you consider the facts before you vote. Please vote the enclosed BLUE proxy card “FOR” the election of Robin Vedova as director, “FOR” Proposals 2, 3 and 4. Please do not vote the Group’s white proxy card.

With our new direction and vision, we plan to make significant progress in the ovarian cancer market in 2013 and address opportunities within gynecologic cancer and women’s health. We will explore every opportunity to add value and positive performance to the bottom line. Vermillion’s management team, the Board, and our employees are all excited about the opportunities that lie ahead. We will stay focused and execute our plan, and I’m confident we will bring additional positive developments about your Company.

Sincerely,

Bruce A. Huebner

Interim Chief Executive Officer

Vermillion, Inc. 12117 Bee Caves Rd. Building 3, Suite 100 Austin, TX 78738	512.519.0400 tel www.vermillion.com

VERMILLION, INC.

12117 Bee Caves Road, Building Three, Suite 100

Austin, Texas 78738

SUPPLEMENT TO THE PROXY STATEMENT

This proxy statement supplement (the “Proxy Supplement”) supplements the proxy statement (the “Proxy Statement”) filed with the U.S. Securities and Exchange Commission on January 28, 2013 relating to the annual meeting (the “Annual Meeting”) of stockholders of Vermillion, Inc., a Delaware corporation (“Vermillion” or “the Company”), to be held on March 21, 2013. The purpose of this Proxy Supplement is to provide certain information as of December 31, 2012, which information was initially provided in the Proxy Statement as of December 31, 2011. The January 24, 2013 record date for determining stockholders entitled to vote at the Annual Meeting has not changed. Except as amended or supplemented by the information contained in this Proxy Supplement, the Proxy Statement continues to apply and should be considered (along with this Proxy Supplement) in casting your vote in connection with the Annual Meeting. All capitalized terms used but not defined in this Proxy Supplement have the meanings ascribed to them in the Proxy Statement.

The sections “Compensation of Directors,” “Named Executive Officers,” “Compensation Committee Report,” and “Compensation Discussion and Analysis” are hereby updated in their entirety as set forth below.

COMPENSATION OF DIRECTORS

Director Compensation

Outside directors (i.e., non-employee directors) are compensated for their service as (1) a member of the Board of Directors, (2) a member of any committee of the Board of Directors, and (3) a chair of any committee of the Board of Directors. For 2012, we adopted a compensation program granting restricted stock units (“RSUs”) to outside directors with a targeted value on the grant date. The number of RSUs granted is determined by dividing the targeted value by a trailing average price of our common stock on the date of grant of the RSUs. 50% of the RSUs granted to directors vested on June 1, 2012 and 25% of the RSUs vested on each of September 1, 2012 and December 1, 2012, except that 50% of the RSUs granted to John F. Hamilton vested May 15, 2012 and 50% vested on December 13, 2012 due to the fact that Mr. Hamilton was not nominated for re-election at the delayed 2012 Annual Meeting. Outside directors did not receive any cash compensation in connection with their services as directors, nor did they sell any RSUs, except that historically certain RSUs were sold by certain directors only for the purpose of covering their tax liability incurred in connection with the distribution of the RSUs. Periodically, the Compensation Committee reviews and determines the adequacy of the compensation program for outside directors, and based upon the results of their analysis, the Compensation Committee will make recommendations in regards to the compensation program for outside directors to the Board of Directors. During fiscal year 2012, the outside directors were compensated as follows, with the RSU awards being made as of May 15, 2012 based on a grant date value of $1.99 per RSU:

•	The chairman of the Board received a total of 35,000 RSU’s;

•	each other outside director received 30,000 RSUs;

•	the chairperson of the Audit Committee received an additional 6,000 RSUs;

•	the chairperson of the Compensation Committee received an additional 4,500 RSUs;

•	the chairperson of the Nominating and Governance Committee received an additional 3,000 RSUs;

•	the other members of the Compensation Committee each received an additional 2,000 RSUs;

•	the other members of the Nominating and Governance Committee received an additional 2,000 RSUs; and

•	the other members of the Audit Committee each received an additional 3,000 RSUs.

The compensation earned by our outside directors for the year ended December 31, 2012 was as follows:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
James S. Burns	—	$69,650	$—	$—	$—	$—	$69,650
John F. Hamilton	—	51,300	—	—	—	—	51,300
Peter S. Roddy	—	71,640	—	—	—	—	71,640
Carl Severinghaus	—	78,605	—	—	—	—	78,605
William C. Wallen, Ph.D.	—	75,620	—	—	—	—	75,620
Total	$—	$346,815	$—	$—	$—	$—	$346,815

(1)	All outside directors received RSUs in lieu of any cash compensation.

EXECUTIVE OFFICERS

Set forth below is the information about our executive officers in 2012:

Name	Age	Positions
Gail S. Page	57	President and Chief Executive Officer (former)
Bruce A. Huebner	62	Interim President and Chief Executive Officer
Eric J. Schoen	44	Chief Accounting Officer
Donald G. Munroe, Ph.D.	56	Chief Scientific Officer and Vice President of Research and Development (through February 28, 2013); Senior Vice President of Business Development and Chief Scientific Officer (effective March 1, 2013)
William Creech	60	Vice President of Sales and Marketing

Gail S. Page joined us in January 2004 as President of our Diagnostics Division and an Executive Vice President, and was promoted to President and Chief Operating Officer of Vermillion in August 2005. Subsequently, Ms. Page became our President and Chief Executive Officer and was named a director in December 2005 and served as President and Chief Executive Officer until her resignation on March 27, 2009 due to our bankruptcy proceeding in 2009. In connection with our emergence from bankruptcy in 2010, Ms. Page was reappointed as our Chief Executive Officer on February 1, 2010. From October 2000 to January 2003, Ms. Page was Executive Vice President and Chief Operating Officer of Luminex Corporation. From 1988 to 2000, Ms. Page held various senior level management positions with Laboratory Corporation of America (“LabCorp”). In 1993, Ms. Page was named Senior Vice President, Office of Science and Technology at LabCorp, responsible for the management of scientific affairs in addition to the diagnostics business segment. Additionally, from 1995 to 1997, Ms. Page headed the Cytology and Pathology Services business unit for LabCorp. From 1988 to 2000, Ms. Page was a member of the Scientific Advisory Board at LabCorp and chaired the committee from 1993 to 1997. Prior to her years at LabCorp and its predecessor, Roche Biomedical, Ms. Page worked in various functions in the academic field and the diagnostics industry. Ms. Page received her A.S. in Medical Technology in combination with a Cardiopulmonary Technology Diploma from the University of Florida. Ms. Page also completed an executive management course at the Kellogg School of Management at Northwestern University. On May 15, 2012, we announced Ms. Page’s immediate resignation as director, and the mutually agreed termination without cause of Ms. Page as our President and Chief Executive Officer, which was effective December 2, 2012. Ms. Page became a consultant for the Company effective December 3, 2012.

Bruce A. Huebner was appointed as the Company’s Interim President and Chief Executive Officer on November 26, 2012. Mr. Huebner has been a director of the Company since May 2011 and will continue to serve on the Board. Mr. Huebner most recently served as a managing director for LynxCom Partners, LLC, a healthcare consulting firm. From October 2009 to June 2010, Mr. Huebner served as President and Chief Executive Officer of TrovaGene, Inc., a developer of molecular diagnostics products based on the detection of transrenal genetic markers. From May 2005 to July 2008, Mr. Huebner served as President of Osmetech Molecular Diagnostics, where he successfully established Osmetech as a fully integrated business, obtaining FDA clearance for four molecular diagnostic microarray products and introducing them to the marketplace. From 2002 to 2004, Mr. Huebner was President and Chief Operating Officer of Nanogen, Inc., a publicly held nanotechnology/microarray company. From 1996 to 2002, Mr. Huebner was Executive Vice President and Chief Operating Officer of Gen-Probe, Inc. which today is one of the world leaders in the development of nucleic acid tests, including a focus on diagnostic tests for infectious disease that affect women’s health. Mr. Huebner’s other experience includes Vice President of Marketing and Sales at Gen-Probe, Vice President of Marketing and Sales at Quidel, Director of Marketing for the U.S. and Director of Marketing and Market Development in Europe for Hybritech, Inc., and various sales and marketing positions at Roche Diagnostics. He currently serves as a director on the board of directors of Pasadena Bioscience Collaborative and Corgenix Medical Corporation. Mr. Huebner received his Bachelor of Science degree in Chemistry from the University of Wisconsin-La Crosse and completed a graduate school senior executive program at Columbia University.

Eric J. Schoen joined us in July 2010 as our Corporate Controller. He has been our Chief Accounting Officer since October 2011. Prior to joining us, Mr. Schoen served as Revenue Controller for Borland Software from 2007 to 2010. From 2000 to 2007, he served in Corporate Controller and Director of Finance roles for Trilogy Enterprises, Momentum Software and Alticast, Inc. Mr. Schoen also spent nine years with PricewaterhouseCoopers, most recently as a Manager in the audit and assurance, transaction services and global capital markets practices. Mr. Schoen received his Bachelor of Science in Finance from Santa Clara University.

Donald G. Munroe, Ph.D., joined us in October 2011 as our Chief Scientific Officer and Vice President of Research and Development. Effective March 1, 2013, Dr. Munroe was named our Senior Vice President of Business Development and Chief Scientific Officer. Dr. Munroe has extensive experience in the diagnostic industry, and has been a key member of upper management in a number of prominent diagnostic and life science companies. He served as Vice President, Immunoassay Research and Development from 2009 to 2011 at Beckman Coulter, a preeminent manufacturer of automated diagnostic tests and biomedical instruments. In this role, Dr. Munroe was responsible for launching key Immunoassay menu additions and re-standardizing existing assays. He also initiated manufacturing science investigations and product improvement projects. Previously, Dr. Munroe worked at Invitrogen Corporation in several roles including Vice President, Research and Development (Transplant Diagnostics) from 2006 to 2008, Vice President, Global Program and Portfolio Management (Corporate) from 2004 to 2005, and Director, Research and Development (GIBCO™) from 2002 to 2003. Dr. Munroe was Director of Technology Commercialization with Corning (Microarray Technologies) from 2000 to 2002, and has 10 years of pharmaceutical discovery research experience at R.W. Johnson Pharmaceutical Research Institute (1990 to 1995) and Allelix Biopharmaceuticals (1996 to 2000). Dr. Munroe received his Bachelor of Science in Biology from the University of Guelph, Master of Science in Medical Sciences at McMaster University and Ph.D. in Medical Biophysics at University of Toronto. Dr. Munroe has served as a member of the Scientific Advisory Board of Minneapolis Community & Technical College and is a member of the American Association for Clinical Chemistry and the American Association for the Advancement of Science. Dr. Munroe is an inventor in seven granted U.S. patents, and has authored peer-reviewed publications on the molecular basis of cancer, gastrointestinal disorders, inflammation and other topics.

William Creech joined us in March 2010 as Vice President of Sales and Marketing. Prior to joining us, Mr. Creech served as Principal of WBC Consulting, where he provided strategic and tactical consulting services to clients in the medical devices and diagnostics industry from 2008 until March 2010. Mr. Creech has over 30 years of experience in the diagnostics industry, serving as Vice President of Sales and Marketing at Capitol Vial, Inc. from 2005-2008 where he was responsible for creating a sales organization and initiating a scalable pricing program that increased gross margin 500 basis points. He also launched a key new product, “Snappies”™, increasing volume 400% year over year while increasing pricing by 30%. Mr. Creech was Vice President of Corporate Accounts at Apogent Technologies from 1998-2005 where he negotiated multi subsidiary contracts with key customers such as Quest Diagnostics and IDEXX. Prior to that, Mr. Creech was Director of Corporate Accounts at Ciba Corning/Chiron Diagnostics from 1995 to 1998. At Abbott Diagnostics, he served in various sales, sales training and sales management and corporate roles for 14 years from 1981 to 1995, receiving awards such as Presidents Club for 4 straight years and was sales rep of the year for the Diagnostics Division. Mr. Creech served as an Armor officer in the United States Army from 1975 to 1981 and graduated with a B.S. from Florida Southern College.

COMPENSATION COMMITTEE REPORT1

Our executive compensation program for our Named Executive Officers is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is provided by the following independent directors of the Compensation Committee:

Carl Severinghaus, Chairman

William C. Wallen

[1]	The information provided under the heading “Compensation Committee Report” shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation program for our Named Executive Officers. In particular, this section focuses on our 2012 compensation program and related decisions. The Compensation Committee annually reviews our executive compensation program to ensure that it appropriately rewards performance that is tied to sound decision-making and creating stockholder value, and is designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

Named Executive Officers During 2012

The following executive officers were our Named Executive Officers during 2012.

Name	Positions
Gail S. Page	President and Chief Executive Officer (former)
Bruce A. Huebner	Interim Chief Executive Officer
Donald G. Munroe, Ph.D.	Chief Scientific Officer and Vice President of Research and Development (through February 28, 2013); Senior Vice President of Business Development and Chief Scientific Officer (effective March 1, 2013)
William Creech	Vice President of Sales and Marketing

On May 15, 2012, we announced the mutually agreed termination without cause of Gail S. Page as our President and Chief Executive Officer, which was effective December 2, 2012, after the Company entered into an employment agreement with a successor Chief Executive Officer. Ms. Page became a consultant for the Company effective December 3, 2012.

Compensation Philosophy and Objectives

The goal of our compensation program for our Named Executive Officers is the same as for the overall Company, which is to foster compensation policies and practices that attract, engage and motivate high caliber talent by offering compensation in a competitive range. We are committed to a total compensation philosophy and structure that provides flexibility in responding to market factors; rewards and recognizes superior performance; attracts highly skilled, experienced and capable employees; and is fair and fiscally responsible.

The Compensation Committee has designed and implemented compensation programs for Named Executive Officers to reward them for sustaining our financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with us for long and productive careers. Because bonus and equity compensation play a key role in aligning our executives’ interests with our stockholders’ interests, annual incentives and equity incentives constitute an essential portion of the Named Executive Officer compensation. However, most of our compensation elements simultaneously fulfill one or more performance, alignment and/or retention objectives.

Base salary and annual bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

In establishing compensation for the Named Executive Officers, the following are the Compensation Committee’s objectives:

•	Attract, retain, reward and motivate high performing executive talent;

•	Ensure senior officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	Increase the incentive to achieve key strategic, financial and operational performance measures by linking incentive award opportunities to the achievement of performance goals in these areas;

•	Ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•

Enhance the officers’ incentive to increase the Company’s long term value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews all components of the Named Executive Officers’ compensation, including annual base salary, bonuses based on corporate and individual performance, and equity compensation, perquisites and termination-based compensation. For equity incentive compensation, which includes grants of RSUs and stock options, the Compensation Committee reviews accumulated realized and unrealized stock options and RSU gains. The Compensation Committee also reviews the dollar value to the executive and cost to the Company of all perquisites, as well as the actual and projected payout obligations under several potential severance and change in control scenarios. In addition, from time to time, the Compensation Committee may hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies. The Compensation Committee also receives input from the Chief Executive Officer regarding the compensation of all executives other than the Chief Executive Officer.

On June 6, 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers. As we evaluated our compensation practices and talent needs, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. As a result, our compensation committee decided to retain our general approach to executive compensation.

Compensation Components

Our executive compensation program is designed to attract executives with the requisite skills necessary to support our strategic objectives, to reward executives for the achievement of near-term and long-term objectives, and to retain executives by aligning compensation with the longer-term creation of stockholder value, by developing a sustainable business with consistent performance.

Our compensation program is comprised of the following components for the Named Executive Officers:

•	Base Salaries;

•	Annual Incentive Bonus;

•	Equity Incentives;

•	Employment Agreements providing for severance and change in control benefits; and

•	Certain perquisites as well as 401(k) plan, health and welfare plan benefits.

The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of our compensation program.

Base Salaries. Executive salaries are determined based on the data from our comparator group, on evaluation of each officer’s individual performance throughout the year, level of responsibility, overall salary structure, budget guidelines and assessment of our financial condition. This approach ensures that our cost structure will allow us to remain competitive in the markets. Salaries paid to the Named Executive Officers in fiscal 2012 were within the targeted range. The Compensation Committee normally reviews and adjusts as appropriate the base salaries for the Named Executive Officers in the first half of each calendar year. For fiscal year 2012, no adjustment of base salary was made to our existing Named Executive Officers.

Annual Bonuses. Consistent with our objectives to tie a significant portion of the Named Executive Officers’ total compensation to our performance, all Named Executive Officers have a target bonus of a fixed percentage of their salary. At the beginning of each fiscal year, the Compensation Committee establishes performance measures and goals, which typically include milestones and targets. The Compensation Committee typically assigns a weight value based upon the overall goals in order to ensure a balanced approach to the various factors applied to determining bonus amounts. For fiscal year 2012, these goals, milestones and targets focused primarily on the following:

•	Continued commercialization of OVA1 and increasing test volume;

•	Advancing our pipeline;

•	Broadening reimbursement coverage for OVA1; and

•	Cash usage and maintaining a strong cash position;

Also, at the beginning of each fiscal year, the Compensation Committee establishes bonus payout targets for each Named Executive Officer. The Compensation Committee generally establishes the individual payout targets for each Named Executive Officer based on the executive’s position, level of responsibility and a review of the compensation information of other companies. For 2012, the payout targets for each Named Executive Officer were as follows:

Gail S. Page	50% of annual base salary
Bruce A. Huebner	$50,000 annually
Donald G. Munroe, Ph.D.	40% of annual base salary
William Creech	40% of annual base salary

After the close of each fiscal year, or other such timeframe as determined by the Compensation Committee, the Compensation Committee assesses the performance of each Named Executive Officer against the pre-established metrics. Each Named Executive Officer receives a bonus based on his or her individual payout target and our performance relative to the specific performance goal.

In its evaluation of performance for fiscal year 2012, the Compensation Committee considered the following goals, milestones and targets:(i) Continued commercialization of OVA1 and increasing test volume; (ii) Advancing our pipeline; (iii) Broadening reimbursement coverage for OVA1; and (iv) Cash usage and maintaining a strong cash position. As a result of this evaluation, the Compensation Committee determined that the targets for the fiscal year 2012 had partially been met and further, as a cost saving measure and to preserve cash, the Compensation Committee decided that it was in the best interest of the Company to pay actual bonus payouts of approximately 53% of the aggregate bonus target amount for the Named Executive Officers listed below. This resulted in the following payouts to each Named Executive Officer employed by us during such period:

Donald G. Munroe, Ph.D.	$65,760
William Creech	$34,263

Ms. Page was terminated in 2012 and as such was not entitled to any bonus payments for 2012. Mr. Huebner was named Interim Chief Executive Officer on November 26, 2012 with an annual bonus package of $50,000. Thus, he was not paid a bonus for 2012.

Equity Incentive Compensation. The equity component of our executive compensation program is designed to fulfill our performance alignment and retention objectives. We previously maintained the Vermillion, Inc. 2000 Stock Plan (the “2000 Stock Plan”), which expired in 2010. We will make future equity awards under the 2010 Plan, which was approved by the Board of Directors on February 8, 2010 and by the stockholders on December 3, 2010. The 2010 Plan will be administered by the Compensation Committee of the Board. Our employees, directors, and consultants are eligible to receive awards under the 2010 Plan. The 2010 Plan permits the granting of a variety of awards, including stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, deferred share units, performance and cash-settled awards, and dividend equivalent rights. The 2010 Plan provides for issuance of up to 1,322,983 shares of common stock, subject to adjustment as provided in the 2010 Plan.

The 2010 Plan generally authorizes us to make awards reserving the following recourse against a participant who does not comply with certain employment-related covenants, either during employment or for certain periods after ceasing to be employed: we may terminate any outstanding, unexercised, unexpired, unpaid, or deferred awards; rescind any exercise, payment or delivery pursuant to the award; or recapture any shares (whether restricted or unrestricted) or proceeds from the participant’s sale of shares issued pursuant to the award. These remedies are also generally available to us for awards that would have had a lower grant level, vesting, or payment if a participant’s fraud or misconduct had not caused or partially caused the need for a material financial restatement by us or any affiliate. In addition, all awards or proceeds from the sale of awards made or earned pursuant to the 2010 Plan will be subject to the right of us to full recovery (with reasonable interest thereon) in the event that the Board of Directors determines reasonably and in good faith that any participant’s fraud or misconduct has caused or partially caused the need for a material restatement of our financial statements for any fiscal year to which the award relates.

In general, the Named Executive Officers receive incentive stock option grants at the time of hire; annually thereafter, they receive additional stock option grants or RSUs, as recommended by the Compensation Committee. Stock option grants and RSUs are based on individual performance and contributions toward the achievement of our business objectives, as well as overall Company performance. The number of underlying shares that may be purchased pursuant to the stock options granted to each Named Executive Officer varies based on the executive’s position and responsibilities. In addition, amounts are determined by comparing the level of equity-based compensation that is awarded to executives of competing companies.

The grants of stock-based awards to Named Executive Officers during the year ended December 31, 2012 were as follows:

Name	Restricted Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options
Gail S. Page	—		150,000
Bruce A. Huebner	34,000	(1)	100,000
Donald G. Munroe, Ph.D.	—		35,000
William Creech	—		75,000

(1)	Mr. Huebner was a member of our Board of Directors during all of 2012 and was appointed our Interim Chief Executive Officer on November 26, 2012. The restricted stock grant represented Mr. Huebner’s sole compensation as a Board member during 2012.

On March 22, 2012, the Compensation Committee granted stock options in lieu of RSUs to executive officers. Certain of such stock options granted to executive officers are subject to a vesting schedule of equal vesting over the next 36 months, starting from March 22, 2012. The rest of such options granted to executive officers are subject to a vesting schedule of 100% vesting on March 31, 2013. In addition, the Compensation Committee granted stock options to the interim Chief Executive Officer on November 26, 2012 which are subject to monthly vesting over a one-year period. Such option awards were granted to executive officers as an incentive to create long-term stockholder value and as a retention tool.

Employee Benefits Programs. Our employee benefits program primarily consists of two components: (1) severance and change in control arrangements and (2) perquisites and other benefits.

Severance and Change in Control Arrangements. The Compensation Committee believes that executive officers have a greater risk of job loss or modification as a result of a change in control transaction than other employees. Accordingly, our employment agreement with Ms. Page as Chief Executive Officer included change of control provisions, and we have also entered into change in control agreements with our Chief Accounting Officer, Senior Vice President of Business Development and Chief Scientific Officer and Vice President of Sales and Marketing under which they will receive certain payments and benefits upon qualifying terminations that follow a change in control. Our employment agreement with Mr. Huebner as Interim Chief Executive Officer does not contain change of control provisions other than the acceleration of vesting of his stock option grant. The principal purpose of the change in control agreements is to provide executive officers with appropriate incentives to remain with us before, during and after any change in control transaction by providing the executive officers with security in the event their employment is terminated or materially changed following a change in control. By providing this type of security, the change in control agreements help ensure that the executive officers support any potential change in control transaction that may be in the best interests of our stockholders, even while the transaction may create uncertainty in the executive officer’s personal employment situation. The Compensation Committee believes that the payment of salary and benefits for one year for Ms. Page as Chief Executive Officer and nine months for the Chief Accounting Officer, Senior Vice President of Business Development and Chief Scientific Officer and Vice President of Sales and Marketing is reasonable and appropriate to achieve the desired objectives of the agreements.

Perquisites and Other Benefits. Our Named Executive Officers participate in our standard employee benefits programs including medical, dental, life, short-term and long-term disability insurance, 401(k) Plan and flexible spending accounts.

Method for Determining Compensation Amounts

In deciding on the type and amount of compensation for each executive, the Compensation Committee seeks to align the interests of the Named Executive Officers with those of our stockholders. In making compensation decisions, the Compensation Committee reviews the performance of the company and carefully evaluates an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance shareowner value. The types and relative importance of specific financial and other business objectives vary among our Named Executive Officers depending on their positions and the particular operations or functions for which they are responsible. The Compensation Committee does not adhere to rigid formulas when determining the amount and mix of compensation elements. Compensation elements for each executive are reviewed in a manner that optimizes the executive’s contribution to the Company, and reflects an evaluation of the compensation paid by our competitors.

The Compensation Committee reviews both current pay and the opportunity for future compensation to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. However, prior stock compensation gains are not considered in setting future compensation levels. The mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.

The Compensation Committee has primary responsibility for assisting the Board of Directors in developing and evaluating potential candidates for executive positions, including the Chief Executive Officer, or CEO. As part of this responsibility, the Committee oversees the design, development and implementation of the compensation program for the CEO and the other Named Executive Officers. The Compensation Committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The CEO and the Compensation Committee assess the performance of the other Named Executive Officers and determine their compensation, based on initial recommendations from the CEO.

The Compensation Committee approves stock option grants for Named Executive Officers at the time of hire, and thereafter, the Compensation Committee annually reviews and approves stock option or RSU grants. Stock option and RSU grants are based on individual performance and contributions toward the achievement of our business objectives, as well as overall Company performance. Amounts are determined by comparing the level of equity-based compensation awarded to executives of competing companies, along with consideration for attracting, retaining and motivating the executive officers. The stock option and RSU grants made under the 2010 Plan have provisions allowing us to recoup awards if we are required to restate corporate financial statements.

Compensation Policies and Practices Regarding Risk Management

In fulfilling its role in assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that our compensation policies and practices do not motivate imprudent risk taking. Specifically, the Compensation Committee reviewed the following features of our compensation programs that guard against excessive risk-taking:

•	our annual incentive compensation is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals;

•	we do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value; and

•	our compensation awards are capped at reasonable and sustainable levels, as determined by a review of the economic position and prospects, as well as the compensation offered by comparable companies.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) disallows a tax deduction to publicly-held companies for certain compensation in excess of $1,000,000 paid to our chief executive officer and three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act. Certain performance-based compensation approved by our stockholders, including option grants under the 2010 Plan, generally is not subject to the deduction limit. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation in this regard.

We have granted stock options as incentive stock options in accordance with Section 422 of the Code subject to the volume limitations contained in the Code. Generally, the exercise of an incentive stock option does not trigger any recognition of income or gain to the holder. If the stock is held until at least one year after the date of exercise (or two years from the date the option is granted, whichever is later), all of the gain on the sale of the stock, when recognized for income tax purposes, will be capital gain, rather than ordinary income, to the recipient. Consequently, we do not receive a tax deduction. For stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise.

Named Executive Officer Compensation

President and Chief Executive Officer. On December 31, 2005, we entered into an employment agreement with Ms. Page as our President and Chief Executive Officer. Under the terms of her original employment agreement, Ms. Page had an initial base salary of $350,000, as adjusted by the Board of Directors from time to time; was eligible for a bonus of up to 50% of her base salary that is based on the achievement of reasonable performance-related goals as determined by the Board of Directors; had an initial option grant to purchase 40,000 shares of our common stock at $9.00 per share; and had an annual car allowance of $10,000. On November 18, 2008, Ms. Page’s employment agreement was amended and restated to reflect an annual base salary of $364,000 and to comply with (or be exempted from) the applicable requirements of Section 409A of the Code. Ms. Page’s employment with us was for an unspecified duration and constituted “at-will” employment. At the option of either Ms. Page or us, with or without notice, the employment relationship may be terminated at any time, with or without cause (as defined in the employment agreement) or for any or no cause. If we terminate Ms. Page’s employment for reasons other than for cause, or if Ms. Page terminates her employment for good reason (as defined in the employment agreement), Ms. Page, upon executing a release of claims in favor of us will be entitled to receive (i) continued payment of base salary for a period of 12 months, (ii) immediate vesting of 24-months of any options previously granted by us in addition to a 24-month period after termination to exercise any or all of her vested options to purchase our common stock; and (iii) continued health and dental benefits paid by us until the earlier of 12 months after termination or the time that Ms. Page obtains employment with reasonably comparable or better health and dental benefits. Additionally, if Ms. Page’s employment is terminated by us for reasons other than for cause or by her for good reason within the 12-month period following a change in control (as defined in the employment agreement), Ms. Page will receive (i) continued payment of base salary for a period of 12 months, (ii) immediate 100% vesting of any then unvested options previously granted by us in addition to a period after termination at the discretion of us to exercise any or all of her vested options to purchase our common stock; and (iii) continued health and dental benefits paid by us until the earlier of 12 months after termination or the time that Ms. Page obtains employment with reasonably comparable or better health and dental benefits. Ms. Page’s employment agreement also contains a “non-solicitation” clause, which provides that, in the event that Ms. Page’s employment is terminated, she is prohibited from directly or indirectly soliciting or encouraging any employee or contractor of us or our affiliates to terminate employment with or cease providing services to us or our affiliates; and prohibited from soliciting or interfering with any person engaged by us as a collaborator, partner, licensor, licensee, vendor, supplier, customer or client to our detriment. On September 28, 2010, Ms. Page’s employment agreement was further amended and restated to increase her annual base salary from $364,000 to $385,000.

On May 15, 2012, we announced the mutually agreed termination without cause of Ms. Page as our President and Chief Executive Officer, which was effective as of December 2, 2012, after we entered into an employment agreement with a successor Chief Executive Officer. Due to her mutually agreed termination without cause, pursuant to the terms of her employment agreement and a separation agreement, Ms. Page received (i) a payment equivalent to 12 months of base salary, (ii) upon the effective date of termination, immediate vesting of 24-months of any options and RSUs previously granted by us in addition to a 24-month period after termination to exercise any or all of her vested options to purchase our common stock; and (iii) continued health and dental benefits paid by us until the earlier of 12 months after the effective date of termination or the time that Ms. Page obtains employment with reasonably comparable or better health and dental benefits.

Interim President and Chief Executive Officer. On November 26, 2012, we entered into an employment agreement with Mr. Huebner as our Interim President and Chief Executive officer. Pursuant to the terms of the employment agreement, we will pay Mr. Huebner an annual base salary of $252,000. We will also pay Mr. Huebner a bonus of $50,000 upon completion of his employment term, which term shall be from November 26, 2012 through the earlier of (i) November 26, 2013, (ii) the Company’s hiring of a permanent Chief Executive Officer, or (iii) such other date as determined by the Board. On November 26, 2012, the Board granted Mr. Huebner an option to purchase 100,000 shares of the Company’s common stock. The shares subject to the option will vest monthly over a twelve (12) month period, provided that 100% of the shares subject to the option will vest immediately upon a change in control of the Company or the Company’s hiring of a permanent chief executive officer, subject in each case to his continuing employment with the Company. Mr. Huebner will also be eligible for performance-based stock option grants based on achieving milestones approved by the Board.

Chief Scientific Officer and Vice President of Research and Development (through February 28, 2013); Senior Vice President of Business Development and Chief Scientific Officer (effective March 1, 2013). On September 23, 2011, we entered into an employment agreement with Donald G. Munroe, Ph.D., effective October 11, 2011. Pursuant to the terms of the employment agreement between the Company and Dr. Munroe, the Company will pay Dr. Munroe an annual base salary of $250,000. Dr. Munroe will be eligible for a bonus of up to 40% of his base salary for achievement of reasonable performance-related goals and milestones. In the event Dr. Munroe is terminated without cause or resigns for good reason (as these terms are defined in the employment agreement), he is entitled to receive: (i) continued payment of his base salary as then in effect for a period of nine months following the date of termination; and (ii) continued health and dental benefits paid by the Company until the earlier of nine months after termination or the time that Dr. Munroe obtains employment with reasonably comparable or better health and dental benefits. Additionally, if Dr. Munroe’s employment is terminated without cause or if he resigns for good reason within the 12-month period following a change of control (as the term is defined in the employment agreement), then, in addition to the severance obligations due to Dr. Munroe as described above, 50% of any then-unvested options previously granted by the Company will vest upon the date of such termination.

Vice President of Sales and Marketing. On April 4, 2012, we entered into an employment agreement with William Creech, effective April 4, 2012. Pursuant to the terms of the employment agreement between the Company and Mr. Creech, the Company will pay Mr. Creech an annual base salary of $225,000. Mr. Creech will be eligible for a bonus of up to 40% of his base salary for achievement of reasonable performance-related goals and milestones. In the event Mr. Creech is terminated without cause or resigns for good reason (as these terms are defined in the employment agreement), he is entitled to receive: (i) continued payment of his base salary as then in effect for a period of nine months following the date of termination; (ii) immediate vesting of 50% of any unvested options previously granted by the Company to him, in addition to a 24-month period after termination to exercise any and all of his vested options to purchase the Company’s common stock; and (iii) continued health and dental benefits paid by the Company until the earlier of nine months after termination or the time that Mr. Creech obtains employment with reasonably comparable or better health and dental benefits. Additionally, if Mr. Creech’s employment is terminated without cause or if he resigns for good reason within the 12-month period following a change of control (as the term is defined in the employment agreement), then, in addition to the severance obligations due to Mr. Creech as described above, 50% of any then-unvested options previously granted by the Company will vest upon the date of such termination.

Compensation for the Named Executive Officers in 2012 and 2011

The compensation earned by the Named Executive Officers for the years ended December 31, 2012 and 2011 was as follows:

Name and Principal Position	Year	Salary	Bonus	Stock Award(1)		Option Awards	Non-Equity Incentive Plan(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation(9)		Total
Gail S. Page	2012	$352,917	$—	$258,884		$168,837	$—	$—	$508,855	(4)	$1,289,493
President and Chief Executive Officer (former)	2011	385,000	—	1,085,946	(3)	76,726	57,750	—	22,281	(4)	1,627,703

Bruce A. Huebner	2012	25,846	—	67,660	(5)	7,869	—	—	4,800	(6)	106,175
Director and Interim Chief Executive Officer	2011	—	—	26,491	(5)	—	—	—	9,200	(6)	35,691

Donald G. Munroe, Ph.D.	2012	250,000	—	—		61,802	65,760	—	572		378,134
Chief Scientific Officer and VP of Research and Development(10)	2011	55,929	—	—		7,426	6,740	—	30,095	(7)	100,190

William Creech	2012	225,000	—	27,533		80,981	34,263	—	7,127	(8)	374,904
Vice President of Sales and Marketing	2011	214,236	—	21,686		56,705	27,000	—	7,400	(8)	327,027

(1)	Represents non-cash, equity-related compensation. More information regarding these awards is included the Compensation Discussion and Analysis as well as in Note 8 to our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	Amount represents performance bonus for fiscal year 2012 and 2011.
(3)	Includes non-cash, equity-related compensation determined as of the date of grant for restricted stock awards pursuant to the Debtor’s Incentive Plan and included in the Company’s financial statements for 2011. In 2011, includes $993,780 from Debtor’s Incentive Plan and $92,166 for 2011 Restricted Stock Awards.
(4)	In 2012, represents $385,000 severance payment, $51,825 PTO payout, $18,000 consulting fees, $17,100 post-employment benefit payments, tax gross-up on stock awards of $36,406 and $524 for insurance premiums. In 2011, represents tax gross-up payments on stock awards of $21,709 and $572 for insurance premiums.
(5)	Represents Mr. Huebner’s compensation as a member of our Board of Directors for 2012 (prior to his appointment as Chief Executive Officer on November 26, 2012) and 2011.
(6)	Represents Mr. Huebner’s consulting income prior to his appointment as Chief Executive Officer on November 26, 2012.

(7)	Includes one-time payment of relocation assistance of $30,000.
(8)	Includes Mr. Creech’s car allowance of $6,600 in 2012 and $6,900 in 2011.
(9)	All Other Compensation also includes Company paid insurance premiums of less than $1,000.
(10)	Effective March 1, 2013, Dr. Munroe was named our Senior Vice President of Business Development and Chief Scientific Officer.

The outstanding equity awards held by the Named Executive Officers as of December 31, 2012, were as follows:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date(1)	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Gail S. Page	138,888	—	—	1.62	12/2/2014	—	—	—	—
	125,000	—	—	2.30	12/2/2014	—	—	—	—
	35,999	—	—	14.70	12/2/2014	—	—	—	—
	25,000	—	—	12.00	12/2/2014	—	—	—	—
	39,999	—	—	9.00	12/2/2014	—	—	—	—
	12,500	—	—	21.90	12/2/2014	—	—	—	—
	9,999	—	—	29.60	12/2/2014	—	—	—	—

Bruce A. Huebner	8,333	91,667	—	1.19	11/25/2022	—	—	—	—

Donald G. Munroe, Ph.D.	2,500	32,500	—	1.62	3/21/2022	—	—	—	—
	36,458	88,542	—	1.96	11/7/2021	—	—	—	—

William Creech	12,500	62,500	—	1.62	3/21/2022	8,334	11,001	—	—
	6,873	3,127	—	28.65	3/18/2020	—	—	—	—

(1)	Stock options vest ratably on a monthly basis either over 12 or 36 month period, commencing on the date of the grant, or over four years as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal monthly installments over the next three years. In addition, certain option grants cliff vest after a one year period from grant date. Each option expires 10 years after the date of the grant or, in the case of an incentive stock option, such shorter term as may be provided in the applicable agreement.
(2)	The fair value of our common stock as of December 31, 2012 was $1.32 per share.

Potential Payments Upon Termination

A severance payment of $385,000 and benefits totaling $17,100 became payable to Gail S. Page upon her termination in December 2012. The following table set forth amounts payable to the other Named Executive Officers should an officer be terminated as of December 31, 2012:

Name	Termination Scenario	Continued Payment of Base Salary	Non- Equity Incentive Payout	Immediate Vesting of Stock Options(3)	Health and Dental Insurance Benefits(4)
Bruce A. Huebner(5)	Termination(1)	$—	$50,000	$11,917	$—
	Within 12 Months After Change-in Control(2)	—	50,000	11,917	—
	For cause	—	—	—	—

Donald G. Munroe, Ph.D.	Termination(1)	187,500	—	—	20,005
	Within 12 Months After Change-in Control(2)	187,500	—	—	20,005
	For cause	—	—	—	—

William Creech	Termination(1)	168,750	—	—	13,905
	Within 12 Months After Change-in Control(2)	168,750	—	—	13,905
	For cause	—	—	—	—

(1)	Termination includes the following separation scenarios: involuntary termination not for cause or resignation for good reason (in all cases, assuming the executive is not entering into competitive or other activity detrimental to us).
(2)	Termination of employment by us for reasons other than for cause or by Named Executive Officers for good reason within the 12-month period following a change in control (as defined in the respective employment agreements).
(3)	Assumes each Named Executive Officer exercised all vested, in-the-money options at $1.32 (the December 31, 2012 closing price of our common stock). These amounts are in addition to the existing value of options vested at December 31, 2012.
(4)	Assumes each Named Executive Officer does not obtain employment with reasonably comparable or better health and dental benefits within the time period specified in the respective employment agreements.

In addition, we are providing the updated information set forth below.

Meetings of the Board of Directors

Our Board establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2012, the Board held nine meetings and took action by unanimous written consent on four occasions. Each Board member attended 75% or more of the aggregate meetings of the Board, on which he or she served, held during the period for which he or she was a director. Applicable NASDAQ listing standards require that the independent directors meet from time to time in executive session. In 2012, our independent directors met in regularly scheduled executive sessions at which only independent directors were present. It is our policy to request that all Board members attend the annual meeting of stockholders. We held our most recent annual meeting of stockholders on June 6, 2011.

Audit Committee

The Audit Committee of the Board was established by the Board to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and the quality and integrity of our financial statements and reports. In addition, the Audit Committee oversees the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee also recommends to the Board the appointment of our independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Mr. Roddy, Chairperson, Dr. Wallen and Mr. Severinghaus. The Audit Committee is governed by a written Audit Committee Charter adopted by the Board. The Audit Committee charter can be found in the Investor Relations section of our website at http://www.vermillion.com. In fiscal year 2012, the Audit Committee met four times. Each Audit Committee member attended 75% or more of the aggregate meetings of the Audit Committee held during the period for which he was an Audit Committee member.

The Board has determined that all members of our Audit Committee are independent, as the term is currently defined in NASDAQ Listing Rules 5605(a)(2). The Board has determined that Mr. Roddy qualifies as an “audit committee financial expert,” as defined in applicable rules. The Board made a qualitative assessment of Mr. Roddy’s level of knowledge and experience based on a number of factors, including his experience as the chief financial officer of other companies.

Compensation Committee

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs. The Compensation Committee reviews and recommends to the Board for approval the compensation (i.e., salary, bonus and stock-based compensation grants) and other terms of employment or service of our Chief Executive Officer and other executive officers, reviews with management our Compensation Discussion and Analysis for inclusion in our proxy statements and other SEC filings, and administers our 2010 Stock Incentive Plan. The Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Our executive officers recommend to the Compensation Committee of the Board business performance targets and objectives and provide background information about the underlying strategic objectives. Our Chief Executive Officer generally makes recommendations to the Compensation Committee regarding salary increases for other executive officers during the regular merit increase process. Our executive officers are not present or involved in deliberations concerning their own compensation.

The Compensation Committee is currently composed of two directors: Mr. Severinghaus, Chairman and Dr. Wallen. The Board has determined that both members of our Compensation Committee are independent pursuant to NASDAQ Listing Rule 5605(a)(2). The Compensation Committee has adopted a written charter that can be found in the Investor Relations section of our website at http://www.vermillion.com. The Compensation Committee met two times in 2012. Each Compensation Committee member attended 75% or more of the aggregate meetings of the Compensation Committee held during the period for which he was a Compensation Committee member.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for 2012 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Dr. Wallen, Chairman and Mr. Severinghaus. The Nominating and Governance Committee met one time in 2012. Each Nominating and Governance Committee member attended 75% or more of the aggregate meetings of the Nominating and Governance Committee held during the period for which he was a Nominating and Governance Committee member.

The Nominating and Governance Committee is responsible for identifying individuals qualified to serve as members of the Board, recommending to the independent members of the Board nominees for election as our directors, and providing oversight with respect to corporate governance and ethical conduct. The Board has determined that all the members of the Nominating and Governance Committee are “independent directors” as currently defined in NASDAQ Listing Rule 5605(a)(2). Our director nomination process meets applicable NASDAQ requirements because our director nominees are selected by the independent members of the Board. The Nominating and Governance Committee has adopted a written charter that can be found in the Investor Relations section of our website at http://www.vermillion.com.

The information below describes the criteria and process that the Nominating and Governance Committee uses to evaluate candidates to the Board.

Board Membership Criteria

The Nominating and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of the Board. Nominees for director are selected on the basis of depth and breadth of experience, knowledge, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness to devote adequate time to Board duties, the interplay of the candidate’s experience and skills with those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. Although there is no specific policy regarding diversity in identifying director nominees, both the Nominating and Governance Committee and the Board seek the talents and backgrounds that would be most helpful to us in selecting director nominees. In particular, the Nominating and Governance Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee initiates the process for identifying and evaluating nominees to the Board by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from members of the Board, management and, if the Nominating and Governance Committee deems appropriate, a third-party search firm. Candidates are evaluated by the Nominating and Governance Committee on the basis of the factors described above under “Board Membership Criteria.” With respect to candidates for initial election to the Board, the Nominating and Governance Committee also reviews biographical information and qualifications and checks the candidates’ references. Qualified candidates are interviewed by at least one member of the Nominating and Governance Committee. Serious candidates meet, either in person or by telephone, with all members of the Nominating and Governance Committee and as many other members of the Board as practicable.

Using the input from interviews and other information obtained, the Nominating and Governance Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the independent members of the Board that the Board nominate, or elect to fill a vacancy with, a prospective candidate. Candidates recommended by the Nominating and Governance Committee are presented to the independent members of the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy. The Nominating and Governance Committee expects that a similar process will be used to evaluate nominees recommended by stockholders.

Nominee to the Board of Directors for the Annual Meeting

Roberta L. Della Vedova, a Class III director nominee for the Annual Meeting, was recommended for selection by the Nominating and Governance Committee and was approved by the Nominating and Governance Committee and the independent members of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of December 31, 2012, by (1) each person known by us to be the beneficial owner of five percent or more of the outstanding shares of the common stock, (2) each director as of December 31, 2012, (3) each Named Executive Officer as of December 31, 2012, and (4) all directors and executive officers as of December 31, 2012 as a group. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Vermillion, Inc., 12117 Bee Caves Road, Building Three, Suite 100, Austin, TX 78738.

Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) under the Exchange Act. Shares of common stock, which are issued and outstanding, are deemed to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock which are issuable upon exercise of options or warrants are deemed to be issued and outstanding and beneficially owned by any person who has or shares voting or investment power over such shares only if the options or warrants in question are exercisable within 60 days of December 31, 2012, and, in any event, solely for purposes of calculating that person’s percentage ownership of the common stock (and not for purposes of calculating the percentage ownership of any other person).

The number of shares of common stock deemed outstanding and used in the denominator for determining percentage ownership for each person equals (i) 15,200,079 shares of common stock outstanding as of December 31, 2012, plus (ii) such number of shares of common stock as are issuable pursuant to RSUs, options, warrants or convertible securities held by that person (and excluding RSUs, options, warrants and convertible securities held by other persons) which may be exercised within 60 days of December 31, 2012.

Name and Address of Beneficial Owner	Number of Common Stock Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Beneficial Owners more than 5%:
Quest Diagnostics Incorporated(1) 1290 Wall Street West Lyndhurst, NJ 07071	860,595	5.66%
Directors and Named Executive Officers:
James S. Burns(2)	164,108	1.08%
John F. Hamilton(3)	148,708	*
Bruce A. Huebner(4)	99,426	*
Peter S. Roddy	69,700	*
Carl Severinghaus	67,000	*
Roberta L. Della Vedova (Nominee)	—	*
William C. Wallen, Ph.D.	79,200	*
Gail S. Page(5) (Former President and Chief Executive Officer)	612,292	3.93%
Donald G. Munroe, Ph.D.(6)	44,721	*
William Creech(7)	44,313	*
All Directors and Executive Officers as a Group (11 persons)(8)	1,378,401	8.74%

*	Less than 1%.

(1)	Quest Diagnostics Incorporated is a publicly-held company. Quest Diagnostics Incorporated’s executive officers are responsible for running the business of the company and thus, exercise voting and investment control over the shares owned by Quest Diagnostics Incorporated.
(2)	Includes 40,400 shares issuable upon exercise of options exercisable within 60 days of December 31, 2012.
(3)	Includes 30,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2012.
(4)	Includes 24,999 shares issuable upon exercise of options exercisable within 60 days of December 31, 2012.
(5)	Includes 387,385 shares issuable upon exercise of options exercisable within 60 days of December 31, 2012.
(6)	Dr. Munroe is our Chief Scientific Officer and Vice President of Research and Development. Effective March 1, 2013, Dr. Munroe was named our Senior Vice President of Business Development and Chief Scientific Officer. Amount represents shares issuable upon exercise of options exercisable within 60 days of December 31, 2012.
(7)	Includes 24,232 shares issuable upon exercise of options exercisable within 60 days of December 31, 2012.
(8)	The group includes James S. Burns, John F. Hamilton, Bruce A. Huebner, Gail S. Page, Peter S. Roddy, Carl Severinghaus, Roberta L. Della Vedova, William C. Wallen, Ph.D., Eric J. Schoen, Donald G. Munroe and William Creech.

Transactions with Related Persons

For the years ended December 31, 2012, we did not engage in nor are we currently proposed to engage in any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described in “Executive Compensation,” and (2) the transactions described below.

Relationship with Quest Diagnostics Incorporated

Quest Diagnostics Incorporated (“Quest Diagnostics”) is a significant stockholder of Vermillion. On July 22, 2005, we entered into a strategic alliance agreement (the “Strategic Alliance Agreement”) with Quest Diagnostics to develop and commercialize up to three diagnostic tests from our product pipeline (the “Strategic Alliance”). The Strategic Alliance Agreement was amended to expire on the earlier of (i) October 7, 2012 and (ii) the date on which Quest Diagnostics made its third development election. Quest Diagnostics has selected two diagnostic tests to commercialize, a peripheral arterial disease blood test and OVA1, prior to the October 7, 2012 expiration of the Strategic Alliance. Pursuant to the Amended Strategic Alliance Agreement, Quest Diagnostics will have the non-exclusive right to commercialize each of these tests on a worldwide basis, with exclusive commercialization rights in the clinical reference lab marketplace in each restricted territory, as the term is defined in the Amended Strategic Alliance Agreement, beginning on the date each test is first commercialized and ending on the third anniversary of the date that such test is cleared or approved by the United States Food and Drug Administration (“FDA”). As part of the Strategic Alliance, there is a royalty arrangement under which Quest Diagnostics will pay royalties to us based on fees earned by Quest Diagnostics for applicable diagnostic services, and we will pay royalties to Quest Diagnostics based on our revenue from applicable diagnostic products. On November 10, 2010, we entered into Amendment No. 4 to the Strategic Alliance Agreement with Quest Diagnostics. Pursuant to this Amendment, Quest Diagnostics will have the exclusive right to commercialize OVA1 for up to three additional years from the period as specified in the Strategic Alliance Agreement. The Amendment also establishes royalties, fees, and other payments related to the performance of OVA1. Quest Diagnostics will pay us a fixed payment of $50 for each domestic OVA1 performed, as well as 33% of its “gross margin,” as the term is defined in the Amendment.

Directors and Executive Officers

On June 17, 2011, we entered into a consulting agreement with Bruce A. Huebner, a member of our Board of Directors. Pursuant to the terms of the consulting agreement, Mr. Huebner provided consulting services regarding sales, marketing, business development and corporate strategy and was paid $200 per hour. For the year ended December 31, 2012 and 2011, the total amount of consulting fee expense for Mr. Huebner was $5,000 and $9,000, respectively. On November 27, 2012, we announced the appointment of Mr. Huebner as Interim Chief Executive Officer. Mr. Huebner continues to serve on our Board of Directors.

On December 3, 2012, we entered into a consulting agreement with our former President and Chief Executive Officer and director, Gail S. Page. Pursuant to the terms of the consulting agreement, Ms. Page will assist the Company as needed, including providing advice and recommendations with respect to the development and commercialization of the Company’s existing and future diagnostic tests, and managing and developing relationships with existing and future collaborators and partners. She will provide a minimum of 48 and a maximum of 96 hours of consulting services per month. In consideration for such services, we will pay Ms. Page a monthly fee of $18,000, plus $250 for each hour of services provided in excess of the 48 hour minimum. The Consulting Agreement has an initial term of six months, after which it may be renewed for an additional six month term by mutual agreement of the Company and Ms. Page. For the year ended December 31, 2012, the total amount of consulting fee expense to Ms. Page was $18,000. The consulting agreement has been terminated with an effective date of March 15, 2013.

In November 2011, we entered into a consulting agreement with our former Senior Vice President and Chief Science Officer, Eric T. Fung, M.D., Ph.D.. Pursuant to the terms of the consulting agreement, Dr. Fung served as our Chief Medical Officer and a member of our Scientific Advisory Board. Dr. Fung’s consulting agreement and Scientific Advisory Board services were terminated in June 2012. For the year ended December 31, 2012 and 2011, the total amount of consulting fee expense for Dr. Fung was $27,000 and $6,000, respectively. During 2012, Dr. Fung also continued to vest in restricted stock with a fair value of $11,000 until the termination of the consulting agreement.

On March 1, 2012, we entered into a consulting agreement with our former Vice President of Strategy, who resigned effective February 29, 2012. Pursuant to the terms of the consulting agreement, our former Vice President of Strategy provided consulting services. This consulting agreement was terminated in June 2012. For the year ended December 31, 2012, the total amount of consulting fee expense to our former Vice President of Strategy was $23,000 and the fair value of continued vesting in restricted stock was $1,000 until the termination of the consulting agreement.

We have entered into indemnification agreements with each of our directors and executive officers, which require us to indemnify our directors and officers to the fullest extent permitted by law in the State of Delaware.

Review and Approval of Transactions with Related Persons

Our written corporate governance guidelines require all members of the Board of Directors to inform the Audit Committee of the Board of Directors of all types of transactions between themselves (directly or indirectly) and the Company, prior to their conclusion, even if such transactions are in the ordinary course of business. The Audit Committee reviews and approves all related party transactions for which Audit Committee approval is required by NASDAQ Listing Rules and other applicable laws. The guidelines also provide that the Board of Directors should ensure that there is no abuse of corporate assets or unlawful related party transactions. Our corporate governance guidelines are posted under the Investor Relations section of our website at http://www.vermillion.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and with any national securities exchange on which such securities are traded or quoted. Executive officers, directors and such stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a practical matter, we assist our directors and officers by completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such reports furnished to us, and the written representations of our directors and executive officers, we believe that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, complied with all applicable filing requirements for the year ended December 31, 2012.

Prior Independent Registered Public Accounting Firm

Prior to the appointment of BDO USA, LLP as our independent registered public accounting firm, PricewaterhouseCoopers LLP was our independent registered public accounting firm since 1994 and served as our independent registered public accounting firm until dismissed by the Company, upon approval of the Audit Committee of the Company’s Board of Directors, on April 4, 2012.

The audit reports issued by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports on the Company’s financial statements for the years ended December 31, 2010 and December 31, 2011 included an explanatory paragraph noting that the Company voluntarily filed for Chapter 11 bankruptcy protection on March 30, 2009 and subsequently emerged from bankruptcy on January 22, 2010, and the audit report on the Company’s financial statements for the year ended December 31, 2011 also included an explanatory paragraph noting that there was substantial doubt about the Company’s ability to continue as a going concern.

During the years ended December 31, 2010 and December 31, 2011 and through April 4, 2012, the Company did not have any disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in its report on the Company’s financial statements for such years. Also, during this period, there have been no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that as disclosed in Item 4 of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, management of the Company concluded that because the Company filed for Chapter 11 bankruptcy protection on March 30, 2009, the Company did not maintain sufficient staff with the necessary experience in U.S. generally accepted accounting principles to timely perform its controls procedures relating to the accounting and reporting processes. Specifically, the Company did not have sufficient accounting and reporting expertise necessary to make estimates requiring significant judgment or to record complex transactions in a manner necessary to facilitate the timely filing of all Forms required by the Exchange Act of 1934, as amended, and as a result, the Company was not able to timely file all Forms required by the Exchange Act. Therefore, management concluded that this control deficiency constituted a material weakness as of March 31, 2010, June 30, 2010 and September 30, 2010.

We provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosures and requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not PricewaterhouseCoopers LLP agreed with the above statements. PricewaterhouseCoopers LLP furnished such a letter, dated April 9, 2012, and a copy is attached as Exhibit 16.1 to our Current Report on Form 8-K that was filed with the SEC on April 10, 2012.

One or more representatives of PricewaterhouseCoopers LLP plan to be available via telephone at the Annual Meeting to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.

One or more representatives of BDO USA, LLP plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.

Audit Fees and Non-Audit Fees

On April 4, 2012, the Audit Committee of the Board selected BDO USA, LLP to serve as our independent registered public accounting firm. BDO USA, LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC. Prior to April 4, 2012, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.

The following is a summary of the fees and services provided by BDO USA, LLP for fiscal year 2012 and PricewaterhouseCoopers LLP for fiscal year 2011.

	2012		2011
Audit fees	$146,412		$298,786
Audit-related fees	—		—
Tax fees	31,952	(2)	—
All other fees(1) (3)	15,107		25,971

Total	$193,471		$324,757

(1)	Includes $12,497 of fees paid in 2012 for preparation of the 2011 income tax provision and services provided prior to BDO USA, LLP being named our independent registered public accounting firm.
(2)	Represents $23,012 in fees for the preparation of our 2011 federal and state tax returns and $8,940 for a loss limitation study under IRC Section 382 as of December 31, 2011.
(3)	All other fees in 2012 included $2,610 for consulting services regarding the liquidation of our Japanese subsidiary. All other fees in 2011 related to the review of our secondary offering filing on Form S-1 and miscellaneous other expenses.

Audit Committee Pre-Approval of Policies and Procedures

The Audit Committee is responsible for appointing, compensating and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a pre-approval procedure for all audit and permissible non-audit services to be performed by our independent registered public accounting firm. The pre-approval policy requires that requests for services by the independent registered public accounting firm be submitted to our Chief Accounting Officer for review and approval. Any requests that are approved by the Chief Accounting Officer are then aggregated and submitted to the Audit Committee for approval at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services.

All audit, audit-related, tax and other services, which include all permissible non-audit services, provided to us by BDO USA, LLP and PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. Additionally, the Audit Committee concluded that the provision of those services by BDO USA, LLP and PricewaterhouseCoopers LLP was compatible with the maintenance of the independent registered public accounting firm’s independence.

REPORT OF THE AUDIT COMMITTEE2

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal financial controls. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2012 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and BDO USA, LLP which audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2012. In addition, the Audit Committee has discussed with BDO USA, LLP the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received from BDO USA, LLP the written disclosures and the letter required by the applicable requirements of the PCAOB Rule 3526 regarding BDO USA, LLP’s communications with the audit committee concerning

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

independence and has discussed with BDO USA, LLP the firm’s independence from the Company and its management. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Respectfully Submitted by:

Members of the Audit Committee

Peter S. Roddy, Chairperson

Carl Severinghaus

William Wallen, Ph.D.

Form 10-K

We filed an Annual Report on Form 10-K for the year ended December 31, 2012 with the SEC on March 1, 2013. Stockholders may obtain a copy of this report, free of charge, by writing to Vermillion, Inc., Attn: Investor Relations, 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738. In addition, copies of our annual, quarterly and current reports are available at http://www.vermillion.com.

New Plan Benefits

The Committee will grant awards under the amended and restated 2010 Plan at its discretion. Consequently, it is not possible to determine at this time the amount or dollar value of awards to be provided under the amended and restated 2010 Plan. In lieu of providing information regarding benefits that will be received under the amended and restated 2010 Plan, the following table provides information regarding benefits that were received under the 2010 Plan by the following persons and groups during the fiscal year ended December 31, 2012. The award amounts listed below do not purport to forecast or predict future award amounts under the amended and restated 2010 Plan to the listed persons or groups and are not indicative of awards that may be granted to such persons, groups, or positions under the amended and restated 2010 Plan in the event the shareholders approve it at the Annual Meeting.

Name and position	Dollar value ($)(1)	Number of shares underlying restricted stock units		Number of shares underlying options
Gail S. Page	$163,500	—		150,000
President and Chief Executive Officer (former)
Bruce A. Huebner	147,660	34,000	(3)	100,000
Interim Chief Executive Officer
Donald G. Munroe, Ph.D.	38,150	—		35,000
Chief Scientific Officer and VP of Research and Development (7)
William Creech	81,750	—		75,000
Vice President of Sales and Marketing
Executive Group(2)	512,810	34,000	(3)	435,000
Non-Executive Director Group(4)	346,815	178,500	(5)	—
Non-Executive Officer Employee Group(6)	134,787	—		123,300

(1)

The dollar values in this column present the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ 718 Compensation—Stock Compensation (“FASB ASC 718”). These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a RSU award). For information on the valuation assumptions used in these computations, please refer to the section captioned “Stock-Based Compensation” in Note 1: Basis of Presentation and Summary of

Significant Accounting and Reporting Policies and Note 11: Employee Benefit Plans in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 1, 2013.
(2)	Includes all executive officers of the Company during the fiscal year ended December 31, 2012, as follows: Gail S. Page, President and Chief Executive Officer (former); Bruce A. Huebner, Interim President and Chief Executive Officer; Donald G. Munroe, Ph.D., Chief Scientific Officer and Vice President of Research and Development (through February 28, 2013), Senior Vice President of Business Development and Chief Scientific Officer (effective March 1, 2013); William Creech, Vice President of Sales and Marketing; and Eric J. Schoen, Chief Accounting Officer (75,000 stock options).
(3)	Represents Mr. Huebner’s compensation as a member of our Board of Directors for 2012 (prior to his appointment as Chief Executive Officer on November 26, 2012).
(4)	Includes all directors who were not executive officers as of December 31, 2012, as follows: Carl Severinghaus (39,500 RSUs), John F. Hamilton (30,000 RSUs), James S. Burns (35,000 RSUs), William C. Wallen, Ph.D. (38,000 RSUs) and Peter S. Roddy (36,000 RSUs).
(5)	All such restricted stock granted to the non-executive director group vested as follows: 50% on June 1, 20121, and 25% on each of September 1, 2012 and December 1, 2012, except that 50% of the restricted stock granted to Mr. Hamilton vested May 15, 2012 and 50% on December 13, 2012 as Mr. Hamilton was not nominated for re-election at the delayed 2012 Annual Meeting.
(6)	Includes all employees who are not executive officers of the Company during the fiscal year ended December 31, 2012.
(7)	Effective March 1, 2013, Dr. Munroe was named our Senior Vice President of Business Development and Chief Scientific Officer.